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                          GOLF TRAINING SYSTEMS, INC.

EXHIBIT 11 - Statement Re: Computation of Earnings Per Share

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                                                       Years ended
                                                         June 30,
                                                --------------------------
                                                    1996          1995
                                                ------------  ------------
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Primary and fully diluted:
 Weighted average shares outstanding
  during the period                               2,249,911     1,522,124
 Effect of common stock acquisition rights
  and warrants granted subsequent to
  October 19, 1993 computed in accordance
  with the treasury stock method as required
  by the SEC (1).                                        --       185,581
                                                -----------    ----------

 Total weighted average common shares             2,249,911     1,707,705
                                                ===========    ==========

Net loss                                        $(2,741,716)   $2,815,539)
                                                ===========    ==========

Net loss per share                              $     (1.22)   $    (1.65
                                                ===========    ==========

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, Common and Preferred Stock issued and stock options and warrants granted at prices below the assumed initial public offering price of $6.00 per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.

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